Exhibit 21.1

SUBSIDIARIES OF CRYOLIFE, INC.

Subsidiary	Jurisdiction
CryoLife Europa, Ltd.	England and Wales
AuraZyme Pharmaceuticals, Inc.	Florida
CryoLife International, Inc.	Florida
CryoLife Asia Pacific, PTE. Ltd.	Singapore
CryoLife France, SAS.	France
On-X Life Technologies Holdings, Inc.	Delaware
On-X Life Technologies, Inc.	Delaware
Valve Special Purpose Co., LLC	Delaware
CryoLife Canada, Inc.	Canada
CryoLife Germany TopCo GmbH	Germany
CryoLife Germany HoldCo GmbH	Germany
Jolly Buyer Acquisition GmbH	Switzerland
JOTEC GmbH	Germany
JOTEC s.r.l.	Italy
JOTEC Cardiovascular S.L.	Spain
JOTEC Polska Sp. z.o.o	Poland
JOTEC UK Ltd.	England
JOTEC Sales GmbH	Switzerland
JOTEC do Brasil	Brazil